SECOND AMENDMENT TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of December 1, 2017, is by and among Forethought Life Insurance Company (the “Company”), each Investment Company Listed on Schedule A, as it may be amended from time to time, (each, a “Fund”), Hartford Funds Distributors, LLC (the “Distributor”) and Hartford Funds Management Company (the “Adviser”) (collectively, the “Parties”).

WHEREAS, the Company, the Funds, Distributor and the Adviser are parties to that certain Participation Agreement dated as of January 1, 2013, as amended from time to time thereafter (the “Agreement”);

WHEREAS, the parties acknowledge that the Mixed and Shared Funding Exemptive Order (as defined in the Agreement) is not being relied upon by the Company and, therefore, pursuant to IM Guidance Update issued by the United States Securities and Exchange Commission in October 2014 (No. 2014-10), the parties wish to amend the Agreement to remove the contractual obligations related to the Mixed and Shared Funding Exemptive Order;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

All references in the Agreement to the Mixed and Shared Funding Exemptive Order and compliance therewith by any party are hereby deleted in their entirety from the Agreement.

Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect and all capitalized terms not defined in this Amendment shall have the same meaning as in the Agreement.

Executed original copies of this Amendment may be delivered by facsimile or digital transmission and such facsimile or digital copies shall be deemed original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

EACH INVESTMENT COMPANY LISTED ON SCHEDULE A

By:	/s/ John B. Ashley
Name:	John B. Ashley
Title:	Asst. Secretary

HARTFORD FUNDS DISTRIBUTORS, LLC

By:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer

FORETHOUGHT LIFE INSURANCE COMPANY

By:	/s/ Robert Arena
Name:	President
Title:	Robert Arena